EXHIBIT 10.2

UNIDYM, INC.

SUBSCRIPTION AGREEMENT

SERIES C-1 PREFERRED STOCK

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the last date indicated on the signature pages hereto between Unidym, Inc., a Delaware corporation (the “Company”), and the undersigned investor party hereto (“Investor”).

RECITALS

WHEREAS, the Company wishes to sell up to an aggregate of 1,111,111 shares of the Company’s Series C-1 Preferred Stock (“Shares”) to the Investor, at a purchase price of $1.80 per Share, and the Investor wishes to purchase Shares from the Company.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions, and upon acknowledgement of each of the parties of the receipt of valuable consideration, the parties herein agree as follows:

1. Purchase and Sale of Shares.

1.1 The Closing. At the Closing (as defined below), the Company shall issue and sell to Investor such number of Shares as is set forth immediately below Investor’s name on the signature pages hereto against delivery to the Company by Investor of an amount equal to $1.80 times the number of Shares to be purchased by the Investor (the “Purchase Price”), paid by (a) cash (by check or wire transfer) in United States Dollars to the Company to be held in escrow until the Closing, for release to the Company thereafter or (b) cancellation of indebtedness of the Company to Investor. Promptly after the Closing, the Company shall deliver to Investor a duly executed certificate representing the Shares which Investor is purchasing hereunder. The purchase and sale transaction contemplated hereby will close on the first business day immediately following the satisfaction of the Closing conditions set forth herein, which is targeted to be no later than 5:00 p.m., Pacific Time on Tuesday, February [20], 2009, as such date and time may be modified by the Company in its sole discretion (such day, the “Closing”).

1.2 Additional Closing(s).

(a) Conditions of Additional Closing(s). At any time and from time to time following the Closing, the Company may, at one or more additional closings (each an “Additional Closing”), without obtaining the signature, consent or permission of Investor, offer and sell to other investors (the “New Investors”), at a price of $1.80 per Share, up to that number of Shares that is equal to 1,111,111 Shares less the number of Shares previously issued and sold by the Company. New Investors may include persons or entities who are already owners of shares of the Company’s Series C-1 Preferred Stock or other capital stock.

(b) Amendments. The Company and the New Investors purchasing Shares at each Additional Closing will execute a Subscription Agreement in substantially the same form hereof, and the New Investors will, to the extent not already a party thereto, execute counterpart signature pages to: (i) the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit A, as amended (the “Investors’ Rights Agreement”), (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached to this Agreement as Exhibit B, as amended (the “ROFR Agreement”), and (iii) the Amended and Restated Voting Agreement in the form attached to this Agreement as Exhibit C, as amended (the “Voting Agreement”) (the Investors’ Rights Agreement, ROFR Agreement and Voting Agreement, as such agreements may be amended, collectively, the “Related Agreements”). Such New Investors will, upon delivery to the Company of such signature pages, become parties to, and bound by, the Related Agreements, each to the same extent as if they had been an Investor at the time of issuance of the first share of Series C-1 Preferred Stock.

(c) Status of New Investors. Upon the completion of each Additional Closing as provided in this Section 1.2, each New Investor will be deemed to be an “Investor” for all purposes of the Related Agreements.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor, that the statements in the following paragraphs of this Section 2 are all true and complete as of the date hereof:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on (a) the present or future business, assets, or operations, of the Company, taken as a whole or (b) the Company’s ability to perform this Agreement or the Related Agreements (as defined below) (a “Material Adverse Effect”).

2.2 Capitalization and Voting Rights.

(a) Authorized Stock. There are authorized for issuance 40,000,000 shares of common stock, par value $0.0001 (the “Common Stock”) and 20,284,364 shares of preferred stock, par value $0.0001 (the “Preferred Stock”), of which 5,000,000 shares are designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), 5,673,252 shares are designated as Series B Senior Convertible Preferred Stock (“Series B Preferred Stock”), 8,500,000 shares are designated as Series C Senior Convertible Preferred Stock (“Series C Preferred Stock”), and 2,222,223 shares are designated as Series C-1 Preferred Stock (“Series C-1 Preferred Stock”). Immediately prior to the Closing, the outstanding stock of the Company consists of the following:

(i) Common Stock. Three Million Seven Hundred Eighty Thousand One Hundred (3,780,100) shares of issued and outstanding Common Stock.

(ii) Series A Preferred Stock. Five Million (5,000,000) shares of issued and outstanding Series A Preferred Stock, which shares of Series A Preferred Stock are convertible into 1.680096462 shares of Common Stock upon (x) an involuntary or voluntary liquidation, dissolution and winding up of the Company, (y) a Deemed Liquidation Event (as such term is defined in the Restated Certificate (as defined below)) or (z) a Qualified IPO (as such term is defined in the Restated Certificate).

(iii) Series B Preferred Stock. Five Million Six Hundred Seventy Three Thousand Two Hundred and Fifty Two (5,673,252) shares of issued and outstanding Series B Preferred Stock, which shares of Series B Preferred Stock are convertible into 1.000042304 shares of Common Stock.

(iv) Series C Preferred Stock. Eight Million One Hundred Twenty Five Thousand Eight Hundred Eighty-Nine (8,125,889) shares of issued and outstanding Series C Preferred Stock.

(v) Series C-1 Preferred Stock. One Million One Hundred Twenty-Six Thousand One Hundred Eleven (1,111,111) shares of issued and outstanding Series C-1 Preferred Stock.

Upon the Closing, the rights, preferences and privileges of each series of Preferred Stock will be as stated in the Restated Certificate and as provided by law.

(b) Valid Issuance. The outstanding shares of Common Stock and Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable.

(c) Rights to Acquire. Except for (i) the conversion privileges of the Preferred Stock, (ii) the rights of first refusal provided in Section 4 of the Investors’ Rights Agreement, (iii) the Five Million (5,000,000) shares of Common Stock reserved for issuance to employees, consultants and/or directors pursuant to the Company’s 2006 Stock Option/Stock Issuance Plan (the “Option Plan”), of which options to purchase an aggregate of Three Million Eight Hundred and Seven Thousand Two Hundred and Two (3,807,202) shares of Common Stock are currently outstanding, (iv) outstanding warrants to purchase One Hundred and Sixty Four Thousand (164,000) shares of Common Stock and (vi) outstanding restricted stock units for the issuance of One Million One Hundred and Four Thousand and Ten (1,104,010) shares of Common Stock, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

(d) Voting of Shares. Other than the Voting Agreement, the Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(e) Market Stand-Off. To the Company’s best knowledge, all outstanding shares of preferred stock of the Company and all capital stock of the Company issuable upon the exercise of outstanding employee incentive stock options are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering by the Company resulting in at least $20 Million in gross proceeds pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).

2.3 Subsidiaries. Except for (i) the minority ownership position in Nexeon MedSystems pursuant to the license agreement with Nanotech Catheter Solutions, and (ii) the 100% ownership position in Nanoconduction, Inc., the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Related Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale and issuance of the Shares being sold hereunder, and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. As of the Closing, this Agreement and the Related Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Related Agreements may be limited by applicable federal or state securities laws.

2.5 Valid Issuance of Preferred and Common Stock. The Shares that are being purchased by Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer, if any, (i) under this Agreement, the Investor’s Rights Agreement and the ROFR Agreement, (ii) under applicable state and federal securities laws and (iii) otherwise imposed as a result of actions taken by Investor. The Common Stock issuable upon conversion of the Shares purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Company’s Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit D (the “Restated Certificate”), will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer, if any (i) under this Agreement, the Investor’s Rights Agreement and the ROFR Agreement, (ii) under applicable state and federal securities laws and (iii) otherwise imposed as a result of actions taken by Investor.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements, except for such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings which are not required to be obtained prior to the Closing, and such filings as are required pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required statutory period.

2.7 Offering. Subject in part to the truth and accuracy of Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Act, and the qualification or registration requirements of applicable state blue sky laws, as such registration requirements and laws currently exist.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened in writing against the Company that questions the validity of this Agreement or the Related Agreements, or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby and thereby, or that would reasonably be expected to result in a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

2.9 Proprietary Information Agreements. Each current employee of the Company has executed a Proprietary Information and Inventions Agreement in substantially the form provided to Investor upon request by Investor. The Company is not aware that any such employee is in violation thereof.

2.10 Compliance with Other Instruments. The Company is not in violation of any provision of its Restated Certificate or Bylaws nor, to its knowledge, of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Company is subject and a violation of which would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.11 Related-Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company’s knowledge, other than in Investor or in any of Investor’s subsidiaries, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

2.12 No Undisclosed Liabilities. Except as set forth in the Company financial statements, the Company does not have any liabilities (whether accrued, absolute, unliquidated, contingent or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing other than (i) liabilities and obligations that have arisen after the date of the Company’s most recent financial statements in the ordinary course of business (none of which is material and none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (ii) obligations under contracts and commitments incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.13 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except to the extent the lack of which would not reasonably be expected to have a Material Adversely Effect. The Company is not in default under any of such franchises, permits, licenses or other similar authority which would be reasonably expected to have a Material Adverse Effect.

2.14 Environmental and Safety Laws.

(a) Except as set forth in Section 2.14(b), to its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and, to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(b) The US Environmental Protection Agency (the “EPA”) has issued recent guidance regarding the classification of carbon nanotubes under the Toxic Substances Control Act. The EPA has stated that it now considers carbon nanotubes to be “new chemicals” rather than materials previously listed on the TSCA Inventory, such as synthetic graphite or other carbon compounds. The Company is in the process of reviewing its compliance with this guidance and has filed paperwork with the EPA. Accordingly, the Company withholds any representation or warranty regarding the matters disclosed in this Section 2.14(b), including its compliance with the new EPA guidance.

2.15 Disclosure. The Company has fully provided Investor with all the information that Investor has requested in writing for deciding whether to purchase the Shares. Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

2.16 Registration Rights. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.17 Title to Property and Assets. The property and assets used by the Company in its business are owned by the Company free and clear of all mortgages, liens, loans and encumbrances, except for (i) statutory liens for the payment of current taxes that are not yet delinquent and (ii) for liens, encumbrances and security interests that arise in the ordinary course of business and/or pursuant to applicable law, and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(ii) of the foregoing sentence, except to the extent the failure to be in compliance or hold a valid leasehold interest would not reasonably be expected to have a Material Adverse Effect.

2.18 Labor Agreements and Actions. The Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened in writing, that would reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

2.19 Brokers Fees. The Company expects to pay third-party finders or advisors finder’s fees (in cash and/or equity) for Shares placed by such third party. For the sake of clarity, no finder’s fees will be paid for Shares not placed by a third-party finder or advisor.

2.20 Intellectual Property. To its knowledge, the Company has rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, inventions, information and proprietary rights and processes (collectively, “Intellectual Property”) it needs to operate its business as currently conducted, other than Intellectual Property that it reasonably believes is invalid or it can obtain rights to through a license or cross-licensing arrangement.

2.21 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.22 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.23 ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of Employee Retirement Income Security Act of 1974, as amended, and has complied in all material respects with all applicable laws for any such employee benefit plan.

3. Representations and Warranties of Investor. Investor hereby represents, warrants and covenants to the Company that:

3.1 Authorization. Investor has full power and authority to enter into this Agreement and the Related Agreements to which it is a party, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Related Agreements may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Investor’s representation to the Company, which by Investor’s execution of this Agreement, Investor hereby confirms that the Shares will be acquired for investment for Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

3.3 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that he/she/it is able to bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5 Accredited Investor. Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D. All of the information in the Investor Questionnaire delivered by Investor to the Company in connection with Investor’s purchase of the Shares remains complete, true and correct as of the Closing or the Additional Closing, as applicable.

3.6 Restricted Securities. Investor understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations, such Shares may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares (and any Common Stock issued on conversion of the Shares) must be held indefinitely.

3.7 No Brokers. Investor has not taken any action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.8 Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) Legends required to indicate that the Shares are subject to the terms of the Investors Rights Agreement and ROFR Agreement.

(c) Any legend required by applicable laws.

4. Optional Conversion of the Shares.

4.1 Optional Conversion. Investor shall have the right, by giving notice thereof to the Company pursuant to this Section 4, to convert all (but not less than all) of the outstanding Shares held by the Investor (and purchased under this Agreement) into shares of the Company’s Qualified Stock (as defined below), pursuant to the provisions of this Section 4 concurrently with the closing of a Qualified Transaction (as defined below)(or the first closing in a series of closings).

4.2 Qualified Transaction. A “Qualified Transaction” shall mean the Company’s receipt of at least $500,000 in proceeds from: (i) a sale by the Company, in one or more related transactions, of a new series of preferred stock (the “Qualified Stock”) in a financing event (the “Qualified Financing”); or (ii) a combination of (a) a sale of Qualified Stock as described in Section 4.2(i), and (b) the sale by the Company of some or all of its assets and/or business operations in materials for anti-static polymers.

4.3 Notice. The Company shall provide the Investor with a notice no later than 15 business days prior to the closing of the Qualified Transaction indicating the proposed closing date, together with the terms and conditions of the Qualified Transactions, the rights, preferences and privileges of the Qualified Stock and the conversion calculation determined in accordance with Section 4.4 below. Each Investor shall have the right to exercise its rights to convert its Shares into the Qualified Stock under Section 4.1 by giving notice thereof to the Company no later than 5 business days prior to the proposed closing date.

4.4 Conversion Calculation. In connection with a Qualified Transaction, the Shares shall be converted into Qualified Stock in accordance with the following formula:

A = B * [(C ÷ D) * E]

A = the number of shares of Qualified Stock issuable to Investor in connection with the Qualified Transaction;

B = the number of Shares purchased by Investor pursuant to this Agreement;

C = $1.80;

D = the price per share at which the Qualified Stock is sold to investors in the Qualified Financing; and

E = a variable number between 1.06 and 1.10, which will adjust depending on the month that the closing of the Qualified Financing occurs (or the month that the first closing in a series of related closings occurs). If the closing of the Qualified Financing occurs in February 2009, this number shall be 1.06; if the closing of the Qualified Financing occurs in March 2009, this number shall be 1.08; if the closing of the Qualified Financing occurs in April 2009, or at any time after April 2009, this number shall be 1.10. In no event shall this number exceed 1.10.

For the avoidance of doubt, the calculation in this Section 4.3 shall be performed in the following order: (i) divide C by D, (ii) multiply the amount in (i) by E, and (iii) multiply the amount in (ii) by B.

4.5 Deliverables. Upon any conversion of Shares under this Section 4, the Investor will execute and deliver to the Company, at the closing of such Qualified Financing, such stock purchase agreement, investors’ rights agreement, co-sale agreement, voting and/or other agreements as are entered into by the investors in the Qualified Financing generally. The Company shall not be obligated to issue certificates evidencing the shares of Qualified Stock issuable upon conversion unless the certificates evidencing the Shares are either delivered to the Company or its transfer agent, or the Investor notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of the Shares, the Investor shall surrender the certificates representing such Shares at the office of the Company or any transfer agent for the Company’s capital stock. Thereupon, there shall be issued and delivered to the Investor promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Qualified Stock into which the Shares surrendered were convertible on the date on which such automatic conversion occurred.

5. Conditions to Investor’s Obligations at Closing. The following conditions must be satisfied by the Company, unless waived by Investor, in Investor’s sole and absolute discretion.

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective, other than such authorizations, approvals or permits or other filings which may be timely made after such issuance and sale of the Shares.

5.4 Restated Certificate. The Company shall have filed the Restated Certificate in the form attached hereto as Exhibit D with the Delaware Secretary of State.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor, and Investor shall have received all such counterpart original and certified or other copies of such documents as may be reasonably requested.

5.6 General. The holders of Common Stock and/or Preferred Stock shall have amended any other agreement or arrangement, or given any further consent required to allow the Company to execute and perform this Agreement and the Related Agreements.

6. Conditions to the Company’s Obligations at Closing. The following conditions must be satisfied by Investor, unless waived in writing by the Company, in the Company’s sole and absolute discretion.

6.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing or the Additional Closing (as applicable) with the same effect as though such representations and warranties had been made on and as of the date of such closing.

6.2 Payment of the Purchase Price. Investor shall have delivered to the Company the purchase price for the Shares.

6.3 Restated Certificate. The Company shall have filed the Restated Certificate in the form attached hereto as Exhibit D with the Delaware Secretary of State.

6.4 Securities Exemptions. The offer and sale of the Shares to Investor pursuant to this Agreement shall be exempt from the registration requirements of the Act, the qualification requirements of the California General Corporation Law and the registration and/or qualification requirements of all other applicable state securities laws.

6.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing or the Additional Closing (as applicable) and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such counterpart original and certified or other copies of such documents as may be reasonably requested.

6.6 General. The Investor shall have amended any other agreement or arrangement, or given any further consent required to allow the Company to execute and perform this Agreement and the Related Agreements.

7. Miscellaneous.

7.1 Survival. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing or the Additional Closing (as applicable) and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company.

7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, except with respect to conflict of laws.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

7.6 Responsibility for Brokers Fees. Investor indemnifies and holds harmless the Company from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Investor or any of its officers, partners, employees or representatives is responsible. The Company indemnifies and holds harmless Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7 Aggregation of Stock. All issued and outstanding shares of the Series C-1 Preferred Stock and Common Stock issued upon conversion thereof held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.8 Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor.

7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and this Agreement supersedes all prior written and oral agreements, and all contemporaneous written and oral agreements, relating to the subject matter hereof.

7.11 Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in two or more counterparts, and by facsimile signatures or portable document format (.pdf or similar format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

[Company Signature Page to Subscription Agreement]

Dated: March 31, 2009	COMPANY: UNIDYM, INC. a Delaware corporation

	By:	/S/ MARK C. TILLEY
Mark C.Tilley CEO & President

	Address:	1430 Obrien Drive Menlo Park, CA 94025

[Investor Signature Page to Subscription Agreement]

I HEREBY REPRESENT THAT I HAVE READ AND UNDERSTOOD THE SUBSCRIPTION AGREEMENT.

Dated: MARCH 30, 2009

Subscription: I hereby subscribe for the following number of Shares at the Purchase Price indicated:

Total Number of Shares: 125,000

Total Purchase Price ($1.80 Per Share): $225,000, payable as follows: (a) $225,000 in cash.

Arrowhead Research Corporation
Please print the exact name(s) in which the Shares will be issued

Print Name of Signer:	Paul C. McDonnel

Signature:	/S/ PAUL C. MCDONNEL

Title of Signer (if purchaser is an entity):	Chief Financial Officer

Address:	201 S. Lake Avenue, Suite 703

City, State & Zip:	Pasadena, California 91101

Phone:	626-304-3400

Facsimile:	626-304-3401